Exhibit 99.1

Sono-Tek Announces Share Buyback

MILTON, N.Y., November 4, 2024, Sono-Tek Corporation (Nasdaq: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today announced that its Board of Directors has authorized the repurchase of up to $2.0 million of Sono-Tek’s outstanding common stock (the “Repurchase Program”).

Dr. Christopher L Coccio, Executive Chairman, stated, “We are pleased to announce the Repurchase Program and believe that it demonstrates our financial strength and confidence in our long-term growth strategy. With our solid balance sheet and record backlog, we believe this program represents an attractive opportunity to further enhance shareholder value while maintaining the flexibility to invest in our strategic initiatives.”

Under the Repurchase Program, Sono-Tek may repurchase for cash from time-to-time shares of its common stock through open market purchases or by other means pursuant to a Rule 10b-18 plan, in compliance with applicable securities laws and other legal requirements. The volume, timing, and manner of any repurchases will be determined at Sono-Tek’s sole discretion, subject to general market conditions, as well as Sono-Tek’s management of capital, general business conditions, other investment opportunities, regulatory requirements and other factors. The Repurchase Program does not obligate Sono-Tek to repurchase any specific number of shares, has no time limit, and may be modified, suspended, or discontinued at any time at Sono-Tek’s discretion.

Sono-Tek currently expects to fund the Repurchase Program from existing cash on hand and future cash flows. As of August 31, 2024, Sono-Tek had cash, cash equivalents and marketable securities of approximately $11.6 million and has no debt on its balance sheet. SOTK had approximately 15,751,000 shares of common stock outstanding as of August 31, 2024.

About Sono-Tek

Sono-Tek Corporation is a global leader in the design and manufacture of ultrasonic coating systems that are shaping industries and driving innovation worldwide.  Our ultrasonic coating systems are used to apply thin films onto parts used in diverse industries including microelectronics, alternative energy, medical devices, advanced industrial manufacturing, and research and development sectors worldwide.  Sono-Tek's inroads into the clean energy sector are showing transformative results in next-gen solar cells, fuel cells, green hydrogen generation, and carbon capture applications.

Our product line is rapidly evolving, transitioning from R&D to high-volume production machines with significantly higher average selling prices, showcasing our market leadership and adaptability. Our comprehensive suite of thin film coating solutions and application consulting services are expected to generate unparalleled results for our clients and help some of the world's most promising companies achieve technological breakthroughs and bring them to the market. We strategically deliver our products to customers through a network of direct sales personnel, carefully chosen independent distributors, and experienced sales representatives, ensuring efficient market reach across diverse sectors around the globe.

Our solutions are environmentally friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Our growth strategy is focused on leveraging our innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for our customers’ products and processes. For further information, visit www.sono-tek.com.

Forward-Looking Statements

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These “forward-looking statements” are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations and could cause actual results to differ materially. These factors include, among other considerations, purchases under and funding of the Repurchase Program; general economic and business conditions, including political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; inflationary and supply chain pressures; continued private and public funding for the clean energy sector and continued strong demand for Sono-Tek’s suite of thin film coating solutions and application consulting services in the clean energy and other markets; maintenance of order backlog; the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; consummation of order proposals; completion of large orders on schedule and on budget; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly and annual revenues within the forecasted range of sales guidance. We undertake no obligation to update any forward-looking statement.

For more information:

Sono-Tek Corp.

Stephen J. Bagley

Chief Financial Officer

Ph: (845) 795-2020

info@sono-tek.com

Investor Relations

Kirin Smith

PCG Advisory, Inc.

ksmith@pcgadvisory.com